Exhibit 99.2

CytoSorbents Achieves First $1M in Quarterly CytoSorb Sales in Q3 2014

MONMOUTH JUNCTION, NJ--(November 12, 2014) - CytoSorbents Corporation (OTCQB: CTSO), a critical care immunotherapy company commercializing its CytoSorb® cytokine adsorber to treat critically-ill patients in multiple countries worldwide, reported third quarter financial and operational results for the three and nine months ended September 30, 2014.

Q3 2014 Total Revenue of $1.2M, Driven by Record CytoSorb® sales of $1.0M. Trailing 12-month CytoSorb® Sales Increased to $2.6M

Recent Financial Highlights:

•	For the first time, we achieved record quarterly CytoSorb® sales of $1.0M, a 5x increase over sales of $204K in the same period in 2013. Product sales were driven by continued usage and strong reorders from direct customers and distributors

•	Quarterly CytoSorb® sales of $1.0M have exceeded CytoSorb® sales of $822K for the entire year of 2013

•	Product gross margins for Q3 2014 were approximately 65%

•	Total revenue for the first nine months of 2014, which also includes grant income, grew to $3.2M, more than double the $1.5M in total revenue for the same period in 2013. CytoSorb® sales fueled the increase in total revenues, with $2.3M in product sales in the first nine months of 2014, a more than 4x increase compared to $508K in CytoSorb revenue in the first nine months of 2013

•	Trailing 12-month CytoSorb® sales increased to $2.6M, up 56% from $1.8M reported in the last quarter

•	Healthy cash and short term investments of $7.8M

Recent Operational Highlights

•	Announced an expansion of our one year old exclusive partnership with Biocon, the premier biotechnology company in India, which increases the fields of use of CytoSorb® to all critical care and cardiac surgery applications in India and select emerging countries. The expansion also formalized a commitment by Biocon to fund, conduct and publish results from multiple investigator initiated studies and patient case reports. In addition, we have mutually agreed to an increase in the annual minimum sales required under the agreement

•	Announced the initial partnership with a top-four global medical device company, focused on cardiac surgery and other cardiovascular diseases, to use CytoSorb® intra-operatively during cardiac surgery in France. The partnership has now commenced and, over a total of 6 months, will determine various market parameters, obtain clinical data, and build thought leader support in France. Following a successful evaluation, the parties plan to jointly determine how to expand upon both the size and geographic footprint of its partnership

•	CytoSorbents was named the Health sector winner at the 2014 GREAT Tech Awards Gala. Sponsored by United Kingdom Trade & Investment and the British Consulate General New York, the GREAT Tech Awards selected one winner in each of six categories from a pool of more than 130 high growth companies from New York, New Jersey, Pennsylvania and Connecticut
•	We launched our International CytoSorb® Treatment Registry, which has been established and will be managed by the Center of Clinical Trials at the University of Jena, Germany. The Good Clinical Practice (GCP) compliant registry will collect worldwide CytoSorb® treatment and pharmacovigilance data, voluntarily submitted by treating physicians, from critically-ill patients with diseases such as sepsis, trauma, acute respiratory distress syndrome, pancreatitis, burn injury, liver failure, complications of cardiac surgery, and others

•	We remain on target with preparations to up-list to the NASDAQ Capital Market by year end, with the conversion in October of our Series A and Series B Preferred Stock into Common Stock, creating a clean capital structure. In addition, last week we issued our definitive consent solicitation statement requesting shareholder consent for certain actions required for the up-listing. Finally, we recently filed our application to apply for listing on the NASDAQ Capital Market

•	With the assistance of our cardiac surgery advisory board, we are well-positioned to submit the the IDE (Investigational Device Exemption) application for intra-operative usage of CytoSorb® during high risk cardiac surgery to the FDA before the end of the year

Dr. Phillip Chan, CytoSorbents’ Chief Executive Officer, commented “We are very pleased with the continued broad adoption and usage of CytoSorb® in our key direct, distributor, and partner markets. This is the fifth consecutive quarter where we have achieved double-digit quarter-over-quarter increases in product sales.”

Dr. Chan continued, “Crossing the $1M mark in quarterly sales was a milestone in the Company’s history, especially in light of the fact that just one year ago, our third quarter 2013 sales were only $204K. We expect strong growth to continue into the foreseeable future as the additional drivers of CytoSorb® sales are anticipated to come online, helping to further accelerate growth. For example:

•	In our direct territories, our expanded sales and marketing team is doing an excellent job in drilling down into our accounts and spurring end-user demand and usage amongst the daily treating physicians, for an increasing number of clinical applications, as well as in many departments in each hospital

•	A number of investigator-initiated studies are expected to be completed in the next several months, with data available soon thereafter, particularly in cardiac surgery and critical illnesses. If positive, we believe these will help drive additional usage

•	We are seeing increasing uptake and reorders from key distributors and our strategic distribution partner, Biocon, as they achieve success in their marketing efforts and expand usage. We believe our financial results to date do not yet materially reflect the impact of anticipated sales from our distributors in major territories such as the Middle East, Russia, and Taiwan, where final product registration or approval is pending

•	We continue active discussions with new distributors and potential partners to expand into major geographic territories throughout the world.”

Dr. Chan concluded, “We expect to have more news for shareholders in the coming months. In the meantime, please join us on the earnings call today at 4:15PM EST where we will cover our progress in greater detail and address a number of questions that have been submitted by investors. In particular, we will discuss the planned up-listing and consent solicitation statement in much greater detail. The investor presentation and a written transcript of the conference call will be available within a week of the webcast on our website.”

Conference Call Details:

Date: Tuesday, November 12, 2014
Time: 4:15 PM Eastern
Participant Dial-In: 719-325-2359

Live Presentation Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1047571

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://www.cytosorbents.com/invest.htm

Financial Results for the First Nine Months Ended September 30, 2014

For the nine months ended September 30, 2014, the Company generated revenue of approximately $3,249,000 as compared to revenues of approximately $1,543,000, for the nine months ended 2013, an increase of approximately $1,705,000 or 111%. Revenue from product sales was approximately $2,264,000 for the nine months ended September 30, 2014, as compared to approximately $508,000 for the nine months ended September 30, 2014, an increase approximately $1,756,000 or 346%. Product gross margins were approximately 66% for the nine months ended September 30, 2014. Revenue from grants was approximately $978,000 for the nine months ended September 30, 2014, as compared to approximately $1,036,000 for the nine months ended September 30, 2013.

Our loss from operations for the nine months ended September 30, 2014 was approximately $4,327,000, as compared to a loss from operations of approximately $4,009,000 for the nine months ended September 30, 2013.

Financial Results for the Third Quarter Ended September 30, 2014

CytoSorbents generated revenues of approximately $1,162,000 and $881,000 for the three months ending September 30, 2014 and September 30, 2013, respectively. Product revenues were approximately $1,032,000 for the quarter ended September 30, 2014, an increase of approximately 406% as compared to product revenues of $204,000 for the quarter ended September 30, 2013. Additionally, grant revenue and other income was approximately $131,000 and $677,000 for the three month periods ended September 30, 2014 and 2013, respectively. Overall blended gross margins were approximately 59%, with product gross margins of approximately 65%.

Our loss from operations for the three months ending September 30, 2014 was approximately $1,498,000, as compared to a net loss from operations of approximately $965,000 for the three months ended September 30, 2013.

On September 30, 2014 our cash and short-term investments were approximately $7,780,000, as compared to cash balances of approximately $2,183,000 as of December 31, 2013. This increase in cash is a direct result of our March 2014 registered offering of our Common Stock from which we received approximately $9,451,000 in net proceeds.

For additional information please see the Company’s 10-Q report for the period ended September 30, 2014 filed on November 12, 2014 on http://www.sec.gov.

2014 Fourth Quarter Outlook

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. With Q4 2014 still ongoing, we continue to see strong momentum in CytoSorb® usage and sales and expect our trailing 12 month CytoSorb® sales to continue its upward trend.

About CytoSorbents Corporation

CytoSorbents Corporation is a critical care focused immunotherapy company using blood purification to control severe inflammation -- with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb®, the Company's flagship product, is approved in the European Union as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued US patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website: http://www.cytosorbents.com/.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 31, 2014, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Company Contact:
CytoSorbents Corporation
Dr. Phillip Chan, MD, PhD
Chief Executive Officer
(732) 329-8885 ext. *823
pchan@cytosorbents.com

Investor Contact:
CytoSorbents Corporation

Amy Vogel

(732) 329-8885 ext. *825

avogel@cytosorbents.com

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Six months ended September 30,		Three months ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Sales	$2,264	$507	$1,032	$204
Grant income	978	1036	128	677
Other revenue	7	--	2	--
Total revenues	3,249	1,543	1,162	881

Cost of revenue	1,804	1073	476	620

Gross profit	1,445	470	686	261

Expenses:
Research and development	1464	1,707	880	294
Legal, financial and other consulting	733	570	183	158
Selling, general and administrative	3,471	1,902	1,310	688
Total operating costs and expenses	5,668	4,179	2,373	1,140

Operating loss	(4,223)	(3,709)	(1,687)	(879)
Other expenses, net	104	300	(189)	85
Net loss before benefit from income taxes	(4,327)	(4,009)	(1,498)	(964)
Benefit from income taxes	--	--	--	--
Net loss	(4,327)	(4,009)	(1,498)	(964)
Preferred stock dividend	3,770	1,728	1,281	525
Net loss available to common shareholders	$(8,097)	$(5,737)	$(2,779)	$(1,489)
Earnings per share:
Basic and diluted earnings per share	$(0.03)	$(0.02)	$(0.01)	$(0.01)
Basic and diluted weight average shares outstanding	293,189,313	232,426,316	312,400,345	242,512,486

Net loss	$(4,327)	$(4,009)	$(1,498)	$(964)
Other comprehensive loss:
Currency translation adjustment	123	37	118	40
Comprehensive loss	$(4,204)	$(3,972)	$(1,380)	$(924)

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2014 (Unaudited)	December 31, 2013
ASSETS:
Cash and cash equivalents	$433	$2,183
Grants and accounts receivable, net	562	453
Short-term investments	7,347	--
Inventories	387	246
Prepaid expenses and other current assets	225	605
Total current assets	8,954	3,487

Property and equipment, net	191	145
Other assets	481	414
TOTAL ASSETS	$9,626	$4,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$446	$787
Accrued expenses and other current liabilities	445	362
Deferred revenue	3	272
Warrant liability	655	--
Convertible notes payable, net	0	1,644
Total current liabilities	1,549	3,065
TOTAL LIABILITIES	1,549	3,065

Redeemable Series B Convertible Preferred Stock	18,874	15,246

Total stockholders’ equity	(10,797)	(14,265)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$9,626	$4,046